 Exhibit 5.1

Eros STX Global Corporation First Names House Victoria road Douglas Isle of Man IM2 4DF	Email hfretwell@applebyglobal.com Direct Dial +44 (0)1624 647 963 Direct Fax +44 (0)1624 618 448 Tel +44 (0)1624 647 647 Fax +44 (0)1624 620 9 92 Appleby Ref 447862.0001/HF/HF 16 December 2020

Dear Sirs

Eros STX Global Corporation, with company number 007466V (the Company)

1.	INTRODUCTION
1.1	Legal Review

This opinion as to Isle of Man law is addressed to you in connection with the registration (the Registration) by the Company of 196,262,905 A Ordinary Shares of £0.30 each (the Shares) under the Securities Act (as defined in the Registration Statement).

Unless otherwise defined in this opinion, capitalised terms have the meanings assigned to them in Schedule 1.

1.2	Documents Examined

For the purposes of giving this opinion we have examined and relied upon copies of the documents listed in Part 1 of Schedule 1 (the Documents). We have not examined any other documents, even if they are referred to in the Documents.

1.3	Searches

For the purposes of giving this opinion we have carried out the Company Search described in Part 2 of Schedule 1.

1.4	Applicable Law

We do not purport to be experts on or generally familiar with or qualified to express legal opinions on any laws other than the laws of the Isle of Man and accordingly we express no opinion on the laws of any other jurisdiction. This opinion is limited to the present laws of the Isle of Man, the present practice of the Isle of Man Courts and facts and circumstances known to us and subsisting at the date of this opinion.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

1.5	Limitations

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

We have not been asked to and we do not express any opinion as to any taxation which will or may arise in any jurisdiction, including the Isle of Man, as a result of any transaction effected or in connection with the Documents.

This opinion is strictly limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We assume no obligation to review or update this opinion if applicable law or existing facts or circumstances should change.

1.6	Disclosure and Consent

This opinion is given solely for the benefit of the addressee in connection with the matters referred to in this opinion and, except with our prior written consent, it may not be transmitted or disclosed to or relied upon by any other person or for any other purpose whatsoever nor is it to be quoted or referred to or made public in any way nor filed with any governmental agency or person, save as, and to the extent provided, below.

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed “Legal Matters”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

1.7	Assumptions and Reservations

The opinions given in this opinion are given on the basis of the assumptions set out in Schedule 2 and are subject to the reservations and observations set out in Schedule 3.

2.	OPINIONS
2.1	We are of the opinion that:
(a)	As at the date of this opinion, the authorised share capital of the Company is £150,000,000 divided into 500,000,000 shares designated as either A Ordinary Shares or B Ordinary Shares.

(b)	Upon completion of (i) all Corporate Proceedings (as defined below) relating to the Shares, and (ii) all required legal formalities for the issue of the Shares under Isle of Man law:
(i)	the issuance of the Shares will be duly authorised; and
(ii)	when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Corporate Proceedings, the Shares will be validly issued, fully paid and non-assessable.
(c)	The statements contained in the section of the Registration Statement entitled “Description of A Ordinary Shares”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Registration Statement and at the time and date of delivery of this opinion, are accurate in all material respects.

Yours faithfully

Appleby (Isle of Man) LLC

Schedule 1

Part 1

The Documents

1.	a final form registration statement on Form F-3, issued by the Company in respect of the Registration including a prospectus (the Registration Statement);
2.	the A Ordinary Shares register of the Company received from IQ EQ (Isle of Man) Limited on 16 December 2020 (the A Register);
3.	the B Ordinary Shares register of the Company received from IQ EQ (Isle of Man) Limited on 16 December 2020 (the B Register);

(the A Register and the B Register are together referred to as the Registers),

4.	a copy of the certificate of incorporation, certificate of change of name, Memorandum and Articles of Association of the Company (together the Constitutional Documents) and other documents on the file of the Company at the Registry as revealed by the Company Search.

Part 2

Searches

1.	a search of the entries and filings shown and available for inspection in respect of the Company on the file maintained at the Isle of Man Companies Registry (the Registry) carried out on 16 December 2020 (the Company Search).

Schedule 2

Assumptions

We have assumed:

1.1	(i) that any originals of documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;
1.2	the authenticity of all signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals;
1.3	where a document has been signed by affixing an electronic signature, that the authorisation of the owner(s) of the signature(s) has been given for such electronic signature(s) to be used;
1.4	that the Registration Statement does not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based;
1.5	that, insofar as any obligation under the Registration Statement is to be performed by any of the parties to it in any jurisdiction outside of the Isle of Man, its performance will be legal and effective in accordance with the laws of that jurisdiction and that no provision of the laws of any jurisdiction to which they are subject or in which they are respectively constituted and established will be contravened by the issue of the Registration Statement, the Shares or the performance by the Company of its obligations;
1.6	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement, the Shares or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated in this opinion;
1.7	the truth, accuracy and completeness of all representations, warranties or statements of fact or law (other than as to the laws of the Isle of Man and those matters upon which we have expressly opined) made in the Registration Statement and in any certificates and correspondence submitted to us;
1.8	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including all filings, registrations, notifications or recordals in any jurisdiction) other than Isle of Man law as are necessary to permit the issue of the Registration Statement and the Shares or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be done, fulfilled or undertaken;

1.9	that all necessary consents, approvals, authorisations and licences of any public authority, regulatory authority or any other person or entity outside of the Isle of Man in respect of the issue of the Registration Statement and the Shares have been or will be obtained, performed or taken within the time permitted;
1.10	that the information disclosed by the Company Search is accurate and complete in all respects and such information has not since the date of the Company Search been materially altered; that all information required to be filed with or delivered to the Registry in respect of the Company has been so filed or delivered at the time of the Company Search, and that the public records did not fail to disclose any resolutions passed by the Company or any other actions taken by, or events relating to, the Company which give rise to a requirement for the Company or any other person to deliver any forms or documents to the Registry for filing;
1.11	the accuracy of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;
1.12	that, prior to issue of the Shares, the issuance of the Shares and the entry into any relevant documents in connection with the Shares will be duly, appropriately and comprehensively approved by the board of directors of the Company at a properly convened and held meeting of duly appointed directors of the Company at which all such directors declared their interests in the transaction or transactions under consideration as required by law and/or by the Company’s Articles of Association (Corporate Proceedings);
1.13	that the Corporate Proceedings will not have been revoked, amended or superseded, either in whole or in part, and will remain in full force and effect at the date of issue of the Shares;
1.14	that there is no matter affecting the power of the directors to authorise the issue of the Registration Statement and the Shares (nor will there be, prior to issue of the Shares), including lack of good faith, not disclosed by the Constitutional Documents, which would have any adverse implication in relation to the opinions expressed in this opinion;
1.15	that no circumstances exist which would justify the setting aside of the issue of the Shares by reason of fraud, misrepresentation, mistake or undue influence or any bribe or corrupt conduct;
1.16	that the issue of the Registration Statement and the Shares will not conflict with or breach any economic or other sanctions imposed by any applicable treaty, law, order or regulation of any jurisdiction outside of the Isle of Man;

1.17	that the details and statements contained in the Registers are accurate and correct as at the date of this opinion and will remain so on issue of the Shares;
1.18	that the Company has not placed any restrictions on rights attaching to the Shares under section 14 of the Beneficial Ownership Act 2017;
1.19	that the issue of the Shares will not cause the Company’s issued share capital to exceed the authorised share capital as described in paragraph 2.1;
1.20	that the directors of the Company have not directed that the authorised share capital be fixed at an amount other than as described in paragraph 2.1 and will not do so prior to issue of the Shares;
1.21	that no regulations have been passed and will not be passed prior to the issue of the Shares which apply to the issue of shares under article 21.3(a) of the Articles of Association of the Company; and
1.22	that the Articles of Association of the Company will not be amended prior to issue of the Shares.

Schedule 3

Reservations

This opinion is subject to the following:

1.1	Law not fact: Save as otherwise specifically stated in this opinion, this opinion addresses law and not fact.
1.2	Information publicly available: The following information in relation to a company is not a matter of public record and will not be revealed by a search of the documents on the file of a company held by the Registry:
(a)	details of the current directors of the company;
(b)	details of the members of the company;
(c)	details of the company's share capital or any alteration of the company's share capital (including a reduction of share capital or any purchase, redemption or other acquisition by the company of its shares);
(d)	details of the issue of any new shares by the company;
(e)	details of any rights attached to the shares of the company (save in so far as such rights are disclosed in the Memorandum or Articles of Association of the Company).
1.3	Company search: The Company Search only reveals documentation which has been delivered to and processed by the Registry and placed on the Company's company file and does not reveal any documentation which has been delivered to the Registry for registration but which has not yet been placed on the Company's company file. Additionally, the record may be incomplete due to filing of the appropriate document having been overlooked or the time limit for the filing of the document not having yet expired.
1.4	In this opinion, “non-assessable” means that no further sums are required to be paid by the holders of a Share in connection with the issue of such Share.